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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Douglas Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

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Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Douglas Dynamics, Inc.:

        On behalf of our Board of Directors, you are cordially invited to attend our 2011 annual meeting of stockholders, which will be held on Wednesday, May 4, 2011 at 2:00 p.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, for the following purposes:

  1.
  To elect three persons to our Board of Directors to hold office until the 2014 annual meeting of stockholders;

  2.
  To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

  3.
  To conduct an advisory vote on the frequency of the advisory stockholder vote on the compensation of our named executive officers;

  4.
  To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2011; and

  5.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Our Board of Directors has fixed the close of business on March 7, 2011 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting. A proxy statement and proxy card are enclosed. Whether or not you expect to attend our annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote within 10 days prior to the annual meeting, your broker will not be permitted to vote your shares for the election of directors or on the advisory votes on the compensation of our named executive officers and the frequency of the advisory stockholder vote on the compensation of our named executive officers.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 4, 2011. The Douglas Dynamics, Inc. proxy statement for the 2011 Annual Meeting of Stockholders and the 2010 Annual Report to Stockholders are available at http://ir.douglasdynamics.com/index.cfm.

By order of the Board of Directors,
/s/ ROBERT MCCORMICK Robert McCormick Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin
March 30, 2011

PROXY STATEMENT
FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 4, 2011

ATTENDANCE AND VOTING MATTERS

        Douglas Dynamics, Inc. ("we", "our", "us" or "Company"), a Delaware corporation, is mailing this proxy statement and the accompanying form of proxy to stockholders in connection with a solicitation of proxies by our Board of Directors ("Board") for use at our 2011 annual meeting of stockholders to be held on Wednesday, May 4, 2011 at 2:00 p.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, and all adjournments or postponements thereof ("Annual Meeting"), for the purposes set forth in the attached Notice of 2011 Annual Meeting of Stockholders.

        On May 10, 2010, we completed our initial public offering ("IPO") of our common stock and became a publicly-traded company. Our common stock is listed on the New York Stock Exchange LLC ("NYSE") under the symbol PLOW.

Voting at Our Annual Meeting

        Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

        You may arrange to vote your shares by proxy or by mail following the instructions in the form of proxy card. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, (iii) FOR holding the advisory vote on the compensation of our named executive officers every year, (iv) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011, and (v) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the advisory votes on the compensation of our named executive officers and the frequency of such votes and the ratification of our independent registered public accounting firm, as of the date of this proxy statement, our Board has no knowledge of any other matters to be presented for action by our stockholders at the Annual Meeting.

Who Can Vote and the Number of Votes You Have

        Only holders of record of our common stock at the close of business on March 7, 2011 ("Record Date") are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 21,662,242 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Required Vote

        Proposal 1:    Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a "plurality" of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to "withhold authority," by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

        Proposal 2:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the advisory vote on compensation of our named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        Proposal 3:    The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast in favor of such frequency, whether every year, every two years or every three years, will be the frequency of the advisory vote on executive compensation that stockholders are deemed to have approved. Abstentions and broker non-votes do not constitute a vote for any particular frequency. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

        Proposal 4:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2011.

        A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors or with respect to the advisory vote on the compensation of our named executive officers or the frequency of such votes in the future) will count toward the quorum requirement. For purposes of the proposal to ratify our independent registered accounting firm and the advisory vote on the compensation of our named executive officers, abstentions will have the same effect as votes against. Abstentions will have no effect on the outcome of the advisory vote on the future frequency of advisory votes on the compensation of our named executive officers.

ELECTION OF DIRECTORS
(Proposal 1)

        Our Board currently consists of nine persons and is divided into three classes. The directors in one class are elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. Each director elected at our Annual Meeting will hold office for a three-year term expiring at our 2014 annual meeting of stockholders and until his successor is duly elected and qualified. Our other directors are not up for election this year and will continue in office for the remainder of their terms.

        As of the date of this proxy statement, the nominees for election have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require our Board to substitute some other person or persons for any of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate, or not voted, will be voted for another nominee selected by our Board.

Nominees for Election at the Annual Meeting

        The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. The nominees are all currently directors of our Company.

        Jack O. Peiffer, 77, has been serving as a director since 2004. Mr. Peiffer was initially appointed to our Board of Directors by Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., two significant stockholders in our company (the "Aurora Entities"). In 1994, Mr. Peiffer retired from General Electric after 38 years of service. Mr. Peiffer joined General Electric in 1955 in connection with General Electric's Financial Training Program. He served as Vice President and General Manager of General Electric Supply and Senior Vice President of Human Resources for General Electric, and held a variety of financial assignments including Traveling Auditor, Manager of Information and Data Process Services for the Radio Receiver business followed by Senior Financial Management positions in General Electric's Industrial Diamond business, Chemical and Metallurgical Group, and Technical Materials Sector. Mr. Peiffer previously served on the Board of Directors of K&F Industries Holdings, Inc. from 2006 to 2007. Mr. Peiffer's qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters during his 38 years of service with General Electric, including 25 years in various financial assignments, as well as his service on boards of directors and audit committees of a variety of public and private companies. Mr. Peiffer also has extensive experience in supply chain management, which together with Mr. Peiffer's experience with accounting principles, financial controls, financial reporting rules and financial and accounting regulations makes him an asset to our Board of Directors.

        James D. Staley, 61, has been serving as a director since July 2010. He retired in 2008 after more than 35 years of service with Roadway Express, Inc. ("Roadway"), a motor freight carrier company, and its successor company, YRC Worldwide, Inc. ("YRC"), a North American transportation service provider, which acquired Roadway in 2003. Mr. Staley joined Roadway in 1971 and during his years of service with that company and its successor company, YRC, served as Chief Executive Officer of the Regional Transportation Division of YRC from 2006 to 2007, President and Chief Executive Officer of the Roadway Division of YRC from 2004 to 2005, and in various management positions for Roadway from 1971 to 2003, including Vice President of the Northeastern Division from 1993 to 1994, Vice President of Operations from 1994 to 1998, and President and Chief Executive Officer of Roadway from 1998 to 2003. Mr. Staley currently serves on the Board of Directors of Roadrunner Transportation Systems, Inc. Mr. Staley's qualifications to serve on our Board of Directors include his leadership experience at a publicly held company and his background in the transportation industry as a member of senior management of a transportation service provider.

        Michael W. Wickham, 64, has been serving as a director since 2004 and as Chairman of our Board since 2010. Mr. Wickham was initially appointed to our Board of Directors by the Aurora Entities. Mr. Wickham retired as Chairman of the Board of Roadway Corporation in December 2003, where he was Chief Executive Officer from 1997 to 1999 and Chairman and Chief Executive Officer from 1999 until his retirement in 2003. Roadway Corporation was a freight services company that was acquired by Yellow Roadway Corporation in 2003. Prior to his service with Roadway Corporation, Mr. Wickham was the President of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mr. Wickham also currently serves as a member of the Board of Directors of C.H. Robinson Worldwide and Republic Services, Inc. Mr. Wickham's qualifications to serve on our Board of Directors include his 35 years of managerial experience at Roadway Express, including his six years as Roadway Corporation's Chief Executive Officer. His experience at Roadway brings key senior management and operational insight to our Board of Directors. In particular, Mr. Wickham has significant expertise in transportation and shipment logistics. His service on the

Board of Directors of C.H. Robinson Worldwide and Republic Services, Inc. also provides valuable insight on public company governance practices.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS.

Directors Remaining in Office Until 2012

        Michael Marino, 31, has been serving as a director since 2009. Mr. Marino is also a Principal of Aurora Capital Group. Aurora Capital Group is an affiliate of the Aurora Entities. He originally joined Aurora Capital Group in 2003 and, after earning his master's degree in business administration from Harvard Business School, rejoined in 2008. Prior to joining Aurora Capital Group, Mr. Marino was a member of the Investment Banking Division of Goldman, Sachs & Co. Mr. Marino also currently serves on the Board of Directors of Anthony International and Porex Corporation. Mr. Marino was initially appointed to our Board of Directors by the Aurora Entities. Mr. Marino's qualifications to serve on our Board of Directors include his financial expertise and his years of experience providing advisory services to us and to other middle-market companies, in particular, in the manufacturing sector. As part of the team at Aurora Capital Group that was initially responsible for evaluating the acquisition of our business in March 2004 from AK Steel Corporation ("Acquisition") and is responsible for monitoring our progress on an ongoing basis, Mr. Marino has spent an extensive amount of time reviewing, monitoring and analyzing our business. Mr. Marino's extensive knowledge of our business coupled with his knowledge and insight with respect to financial and operational issues adds value to our Board of Directors.

        James L. Packard, 68, has been serving as a director since July 2010. He is the retired Chairman, President and Chief Executive Officer of Regal-Beloit Corporation, a manufacturer of mechanical and electrical products. He served as President and Chief Executive Officer of Regal-Beloit Corporation from 1986 until 2002, and as Chairman from 1986 until 2006. Mr. Packard currently serves on the Board of Directors of Clarcor Inc. and The Manitowoc Company, Inc. He is also on the board of United Plastics Corporation, First National Bank & Trust Company of Beloit and Center 1 Bancorp Inc. Mr. Packard also has previous board experience on the Board of Governors of the American Stock Exchange, the Boards of Directors of Gehl Company and Elco Corporation, and numerous manufacturing industry boards and associations. Mr. Packard's qualifications to serve on our Board of Directors include his more than 26 years of experience in senior management of a publicly-traded company, his experience as the chief executive officer of a manufacturing company and his many years of service on boards of directors and committees.

        Nav Rahemtulla, 36, has been serving as a director since 2007. Mr. Rahemtulla is also a Principal and Partner in the Private Equity Group of Ares Management. Ares Management is an affiliate of Ares Corporate Opportunities Fund, L.P., a significant stockholder of our company ("Ares"). He joined Ares Management in 2001 from DMC Venture Capital where he served as a Director of Corporate Finance. He was previously a member of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corp. Mr. Rahemtulla also currently serves on the Board of Directors of AmeriQual Group, LLC, Aspen Dental Management Inc., Serta Inc. and Simmons Bedding Company. Mr. Rahemtulla was initially appointed to our Board of Directors by Ares. Mr. Rahemtulla's qualifications to serve on our Board of Directors include his financial expertise, his extensive capital markets knowledge and his years of experience providing advisory services to us and to other middle-market companies. Mr. Rahemtulla's prior investment banking experience has also enabled him to provide substantial guidance to us with respect to financing matters. As part of the team at Ares Management that was initially responsible for evaluating its investment in us and is responsible for monitoring our progress on an ongoing basis, Mr. Rahemtulla has spent an extensive amount of time reviewing, monitoring and analyzing our business. Mr. Rahemtulla's knowledge and insight regarding our business and with respect to financial and operational issues adds value to our Board of Directors.

Directors Remaining in Office Until 2013

        James L. Janik, 54, has been serving as our President and Chief Executive Officer and Director since 2004 and served as President and Chief Executive Officer of Douglas Dynamics Incorporated, the entity that previously operated our business, from 2000 to 2004. Mr. Janik was Director of Sales of our Western Products division from 1992 to 1994, General Manager of our Western Products division from 1994 to 2000 and Vice President of Marketing and Sales from 1998 to 2000. Prior to joining us, Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc., a custom extruder of thermoplastic materials, for two years. During the 11 prior years, Mr. Janik held a number of key marketing, sales and production management positions for John Deere Company. Mr. Janik's qualifications to serve on our Board of Directors include his 18 years of experience at our Company, including his 11 years of experience as our and Douglas Dynamics Incorporated's President and Chief Executive Officer, as well as his depth of experience at businesses affected by weather-related seasonality. This experience, comprehensive knowledge of the snow and ice control equipment industry, and inside perspective of the day-to-day operations of the Company provides essential insight and guidance to our Board of Directors.

        Mark Rosenbaum, 37, has been serving as a director since 2005. Mr. Rosenbaum is a partner of Aurora Capital Group, which he joined in 2001. Aurora Capital Group is an affiliate of the Aurora Entities. Prior to joining Aurora Capital Group, Mr. Rosenbaum worked at Summit Partners from 1997 to 1999 and at Montgomery Securities from 1995 to 1997. Mr. Rosenbaum also currently serves on the Boards of Directors of Anthony International and NuCO2, Inc. Mr. Rosenbaum was initially appointed to our Board of Directors by the Aurora Entities. Mr. Rosenbaum's qualifications to serve on our Board of Directors include his leadership experience as a partner at Aurora Capital Group, his financial expertise and his years of experience providing financial advisory services to other middle-market companies. As part of the team at Aurora Capital Group that was initially responsible for evaluating our Acquisition and is responsible for monitoring our progress on an ongoing basis, Mr. Rosenbaum has spent an extensive amount of time reviewing, monitoring and analyzing our business. Mr. Rosenbaum's extensive knowledge of our business coupled with his knowledge and insight with respect to financial and operational issues adds value to our Board of Directors.

        Donald W. Sturdivant, 49, has, since February 2009, served as Chief Executive Officer of Marietta Corporation, a manufacturer of hotel amenities for hotel chains in North America and provider of contract manufacturing to consumer packaged goods companies in both the personal care and household care markets. Prior to becoming Chief Executive Officer of Marietta Corporation, Mr. Sturdivant was Executive Vice President of Graphic Packaging International, Inc., a provider of paperboard packaging products to multinational food, beverage and other consumer products companies with annual revenue of $4.5 billion and approximately 16,000 employees, from March 2008 until December 2008. He served as Senior Vice President, Consumer Packaging Division, of Graphics Packaging International, a predecessor to Graphic Packaging International, Inc., from 2003 to 2006, and as President, Performance Packaging Division, of Graphic Packaging Corporation, a predecessor to Graphic Packaging International, from 1999 to 2003. Mr. Sturdivant also was Chief Operating Officer of Altivity Packaging Corporation, another predecessor to Graphic Packaging International, Inc. from August 2006 to March 2008. Mr. Sturdivant's qualifications to serve on our Board of Directors include his leadership experience at several publicly held corporations and his background in the manufacturing industry as a member of senior management at a number of manufacturing companies.

 CORPORATE GOVERNANCE

Board Leadership Structure

        Mr. Wickham, one of our non-employee independent directors, currently serves as the Chairman of our Board of Directors. Our Board of Directors believes that the separation of the role of Chief Executive Officer and Chairman of our Board of Directors is the most appropriate leadership structure for our Board of Directors at this time. Separating these positions allows our Chief Executive Officer to focus on our day-to-day operations, while allowing the Chairman of our Board of Directors to lead our Board of Directors in its role of providing independent oversight and advice to management.

        Our bylaws and Corporate Governance Guidelines, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company's needs and our Board of Directors' assessment of our leadership structure from time to time. Our Corporate Governance Guidelines also allow for an independent lead director (who may preside over the executive sessions of the non-employee directors) in the event the roles of Chief Executive Officer and Chairman are combined.

Risk Management and Oversight

        Our full Board of Directors oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for our company generally, assesses the specific risks we face and reviews the steps taken by management to manage those risks.

        While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is also responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board of Directors. Pursuant to the Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Board Meetings

        Our Board held four meetings in 2010 and the non-management directors of our Board met in executive session three times in 2010. Each of the directors currently serving on our Board attended at least 75% of the aggregate of the number of meetings of the Board held in 2010 and the total number of meetings held by each committee of the Board on which such director served during the period in which the director served on the Board or the applicable committee in 2010. We strongly encourage our directors to attend the annual meeting of stockholders each year.

Corporate Governance and Independent Directors

        Our Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available, free of charge, on our website, www.douglasdynamics.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission ("SEC").

        The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE. An "independent" director is a director who meets the NYSE definition of independence, as determined by the Board. Pursuant to the Guidelines and the requirements of the NYSE, the Board has affirmatively determined by resolution that none of Messrs. James D. Staley, Packard, Sturdivant, Peiffer and Wickham has any material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

Stockholder Communications with the Board

        Stockholders may contact any individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending a written communication to the Company's Corporate Secretary at Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, Wisconsin 53223. Each communication should specify the applicable addressee or addressees as well as the general topic of communication. The Board has instructed the Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate. Concerns about questionable accounting or audit matters or possible violations of the Company's Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics.

Board Committees

        Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our website (www.douglasdynamics.com).

  Audit Committee

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant, Marino, Peiffer, Rahemtulla and Wickham, and is chaired by Mr. Peiffer. Our Board has determined that Mr. Peiffer is an "audit committee financial expert" as defined by the SEC. This committee is generally responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; evaluation of our independent registered public accounting firm's qualifications, independence and performance; review and approval of the scope of our annual audit and audit fee; review of our critical accounting policies and estimates; review of the results of our annual audit and our quarterly consolidated financial statements; and oversight of our internal audit function. The Audit Committee met four times during 2010.

        In accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and the listing standards of the NYSE, by May 5, 2011, all of our Audit Committee members will be independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE.

  Compensation Committee

        The Compensation Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer, Rosenbaum and Wickham, and is chaired by Mr. Staley. This committee is generally responsible for oversight of our overall compensation structure, policies and programs; review and approval of the compensation programs applicable to our executive officers; determination of the compensation of our directors; administering, reviewing and making recommendations with respect to our equity compensation plans; and reviewing succession planning for our executive officers. The Compensation Committee met two times during 2010. In accordance with the listing standards of the NYSE, by May 5, 2011, all of our Compensation Committee members will be independent within the meaning the listing standards of the NYSE.

        In years prior to 2010 and during the first part of 2010, our Compensation Committee's role was limited to determining and approving equity awards and the allocation and payments under our Annual Incentive Plan and cash-based Long Term Incentive Plan for all of our named executive officers and reviewing and overseeing risks associated with our compensation policies and practices. Historically, our Chief Executive Officer has set base salaries for our executive officers other than himself, and has recommended performance targets under the Annual Incentive Plan for approval by the Compensation Committee. Our Chief Executive Officer also negotiated employment agreements with those executive officers who entered into such agreements, and made recommendations to our Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by our Board of Directors (other than Mr. Janik).

        Upon consummation of our IPO in May 2010, our Compensation Committee's role in reviewing and approving executive compensation expanded in accordance with the duties and responsibilities set forth in the Compensation Committee's charter that was adopted in connection with the IPO. Among other things, the Compensation Committee now has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

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  assess whether our compensation structure establishes appropriate incentives for management and employees;

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  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

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  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

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  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

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  approve stock option and other stock incentive awards for executive officers;

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  review and approve the design of other benefit plans pertaining to executive officers;

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  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

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  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval; and

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  review and oversee risks associated with our compensation policies and practices.

        Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of no fewer than two members of the Compensation Committee. The Compensation Committee has not delegated its authority as relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not currently play a direct role in determining the amount or form of executive officer or director compensation. Our Chief Executive Officer and Chief Financial Officer, however, attend meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our executive officers (other than themselves) and assist the Compensation Committee in evaluating the performance of our executive officers (other than themselves).

        The Compensation Committee did not retain a compensation consultant for purposes of determining executive officer and director compensation for 2010.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer and Wickham, and is chaired by Mr. Packard. This committee is generally responsible for recruiting and retaining qualified persons to serve on our Board of Directors, including proposing such individuals to our Board of Directors for nomination for election as directors; evaluating the performance, size and composition of our Board of Directors; establishing procedures for the consideration of Board of Director candidates recommended by the Company's stockholders; assessing the independence of each member of our Board of Directors; and overseeing our compliance activities. The Nominating and Corporate Governance Committee met two times during 2010.

        The Nominating and Corporate Governance Committee identifies nominees for director based upon suggestions by non-employee directors, management members or stockholders. The selection criteria for membership on our Board include, at a minimum, the following: (i) personal and professional ethics and integrity; (ii) specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a publicly-traded company; (iii) financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; (iv) educational background; and (v) whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of experience, opinion and occupational and personal backgrounds on the Board.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Corporate Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at 7777 N. 73rd Street, Milwaukee, WI 53223, directed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by stockholders for our 2012 annual meeting of stockholders must be received by us no later than February 4, 2012 and no earlier than January 5, 2012.

Policies and Procedures Governing Related Person Transactions

        Our Board has adopted written policies and procedures regarding related person transactions. These policies and procedures require the review and approval of all transactions involving us or any of our subsidiaries and a related person in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (ii) a related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity) prior to entering into such transaction.

        For purposes of the policy, related persons include our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. In reviewing such transactions, the policy requires our Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including the extent of the related person's interest in the transaction and whether the relationship should be continued or eliminated. In determining whether to approve a related party transaction, the standard applied by the Audit Committee is whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and whether or not a particular relationship serves the best interest of our company and our stockholders. In addition, the policy delegates to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

        The following is a description of transactions since December 31, 2009 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

  Repurchase Agreements

        On December 22, 2008 and January 23, 2009, we entered into securities repurchase agreements with each of Messrs. Janik and McCormick. Pursuant to these agreements, we agreed to repurchase a portion of our common stock and stock options exercisable for shares of our common stock in exchange for a cash payment and the satisfaction of the principal amount of certain promissory notes then held by Messrs. Janik and McCormick.

        Pursuant to the repurchase agreements that we entered into with Mr. Janik, (i) on December 22, 2008, we repurchased 76,594 shares of our common stock in exchange for aggregate consideration of $957,516, comprised of a cash payment to Mr. Janik in the amount of $665,016 and the satisfaction of $292,500 of principal on his promissory note; and (ii) on January 23, 2009, we repurchased 1,781 shares of our common stock and options to purchase an aggregate of 79,349 shares of our common stock at an exercise price of $4.21 per share in exchange for aggregate consideration of $672,513, comprised of a cash payment to Mr. Janik in the amount of $665,013 and the satisfaction of the remaining principal amount of $7,500 on his promissory note. In connection with these repurchase transactions, we also forgave the accrued interest, totaling $18,472, on Mr. Janik's promissory note.

        Pursuant to the repurchase agreements that we entered into with Mr. McCormick, (i) on December 22, 2008, we repurchased 40,399 shares of our common stock in exchange for aggregate consideration of $505,034, comprised of a cash payment to Mr. McCormick in the amount of $334,934 and the satisfaction of $170,100 of principal on his promissory note; and (ii) on January 23, 2009, we repurchased 30,851 shares of our common stock and options to purchase an aggregate of 10,023 shares of our common stock at an exercise price per share of $4.21 per share in exchange for aggregate consideration of $464,850, comprised of a cash payment to Mr. McCormick in the amount of $334,950 and the satisfaction of the remaining principal amount of $129,900 on his promissory note. In connection with these repurchase transactions, we also forgave the accrued interest, totaling $18,321, on Mr. McCormick's promissory note.

        Each of the repurchase agreements obligates the executive to remit to us certain sums if the executive is terminated by us for cause (as defined in his employment agreement, see "Executive Compensation—Potential Payments upon Termination or Change of Control—Involuntary Termination Without Cause or Resignation Due to Material Breach") or voluntarily terminates his employment with us for any reason other than a material breach (as defined in his employment agreement, see "Executive Compensation—Potential Payments upon Termination or Change of Control—Involuntary Termination Without Cause or Resignation Due to Material Breach") within 36 months following the date of the applicable repurchase agreement. More specifically, Mr. Janik's repurchase agreements require him to remit to us $1,330,029 if his employment so terminates before December 22, 2011 and $665,013 if his employment so terminates between December 22, 2011 and prior to January 23, 2012. Mr. McCormick's repurchase agreements require him to remit to us $669,884 if his employment is so terminated before December 22, 2011 and $334,950 if his employment is so terminated between December 22, 2011 and prior to January 23, 2012.

  Securityholders Agreement

        The following is a summary description which reflects all of the material terms of the Second Amended and Restated Securityholders Agreement dated June 30, 2004, as amended by that certain amendment dated as of December 27, 2004 (the "Securityholders Agreement"), among us, the Aurora Entities, Ares and certain of our other pre-IPO stockholders, optionholders and warrantholders, including Messrs. McCormick, Janik and Adamson.

        Transfer Restrictions.    Subject to certain limited exceptions, each of the securityholders party to the Securityholders Agreement has agreed that, without the consent of the Aurora Entities and Ares, it will not transfer any amount of our securities that would exceed the lesser of two times the volume limitations set forth in clauses (i), (ii) or (iii) of Rule 144(e)(1) of the Securities Act of 1933, as amended ("Securities Act"), regardless of whether such transfer or such securities are otherwise subject to Rule 144. In addition, the Securityholders Agreement provides that our management stockholders will not transfer any amount of our securities owned by them except at such time and in proportion with the Aurora Entities. In addition, certain of the securityholders party to the Securityholders Agreement agreed to enter into a "lock-up" agreement in connection with our IPO.

        Proxy and Voting Arrangements.    Certain of the securityholders party to the Securityholders Agreement (other than General Electric Pension Trust ("GEPT") and, for purposes of clarity, not including Ares) have granted an irrevocable proxy to the Aurora Entities with respect to all shares of our common stock and preferred stock owned by such securityholders from time to time. With certain limited exceptions, GEPT has agreed to vote all shares of our common stock and preferred stock held by GEPT from time to time in the same manner as the Aurora Entities vote their shares of our common stock and preferred stock. Shares of our common stock and preferred stock are to be released from the proxy and voting agreement when they are no longer owned beneficially or of record by the securityholder party to the Securityholders Agreement or any of his, her or its permitted transferees (as defined therein).

        Registration Rights.    All securityholders who are parties to the Securityholders Agreement are entitled to certain "piggy-back" registration rights with respect to shares of our common stock in connection with the registration of our equity securities. In addition, at any time, any securityholder that is a holder of 10% or more of the outstanding shares of our common stock is entitled to demand the registration of its shares, subject to customary restrictions. We will bear all expenses incident to any such registrations, including the fees and expenses of a single counsel retained by the selling stockholders; however, each selling stockholder will be responsible for the underwriting discounts and commissions and transfer taxes in connection with shares sold by such stockholder. Each selling stockholder and the underwriters through whom shares are sold on behalf of a selling stockholder will be entitled to customary indemnification from us against certain liabilities, including liabilities under the Securities Act.

        Information Rights, Board Observer Rights and Consultation.    Subject to certain ownership thresholds, Ares and GEPT have the right to (i) receive certain specified quarterly and annual financial information, and, with respect to the annual information only, a report on the annual financial statements by our independent certified public accountants and (ii) the right to send one observer to all meetings of our Board of Directors, subject to customary confidentiality restrictions. We have also agreed to consult with representatives of Ares concerning certain material issues, events or transactions, including without limitation the preparation of our annual business plan. Ares is entitled to the foregoing information, board observer and consultation rights if it owns less than 1,425,000 shares of our common stock, but not less than 475,000 shares of our common stock. GEPT is entitled to such rights provided it owns at least 219,688 shares of our common stock.

        Amendment and Termination.    The Securityholders Agreement may be amended at any time pursuant to a written agreement executed by (i) us, (ii) the Aurora Entities (subject to the Aurora Entities and its co-investors owning at least 2,827,271 shares of our common stock), (iii) Ares (subject to Ares and its affiliates owning at least 1,425,000 shares of our common stock), (iv) the holders of a majority in interest of the shares of our common stock and preferred stock who are party to the Securityholders Agreement, voting together as a single class, (v) in the case of an amendment adversely affecting the rights of any particular securityholder party to the Securityholders Agreement, the written agreement of such securityholder and (vi) in the case of an amendment to GEPT's proxy, information rights, board observer rights or liability provision, the written agreement of GEPT. The Securityholders Agreement will terminate on the earlier to occur of (i) June 30, 2014, and (ii) the written approval of (a) us, (b) the Aurora Entities (subject to the Aurora Entities and its co-investors meeting a specified ownership threshold), (c) Ares (subject to Ares and its affiliates meeting a specified ownership threshold), and (d) the holders of a majority in voting interest of our common stock and preferred stock, voting together as a single class (including the Aurora Entities and Ares); provided that in the case of a termination that adversely affects the rights of any particular securityholder party to the Securityholders Agreement, the written agreement of such securityholder is required before such termination will be deemed effective as to such securityholder.

  Management Services Agreement

        The following is a summary description which reflects all of the material terms of the Amended and Restated Joint Management Services Agreement (which we refer to in its current form as the "Management Services Agreement") dated as of April 12, 2004, among us, Aurora Management Partners LLC ("AMP") and ACOF Management, L.P.("ACOF"). AMP is an affiliate of Aurora Capital Group and ACOF is an affiliate of Ares. In connection with the consummation of our IPO, we amended and restated the Management Services Agreement as described below.

        Services.    Pursuant to the Management Services Agreement, AMP and ACOF provide us with consultation and advice in fields such as financial services, accounting, general business management, acquisitions, dispositions and banking.

        Fees and Expenses.    In return for such services, prior to our IPO, AMP and ACOF received a services fee in an aggregate amount equal to $1.25 million per annum, to be paid in advance semi-annually on May 1 and November 1 of each applicable year (each such date being the "payment date"). These fees were to be divided between AMP and ACOF in accordance with the respective holdings of shares of our stock by Aurora and Ares on the payment date. In connection with our IPO, we eliminated the provisions pursuant to which we were obligated to pay this fee to AMP and ACOF. During 2010, we paid a service fee of $21,973 to AMP and a service fee of $12,453 to ACOF.

        In addition to the services fee, prior to our IPO, AMP and ACOF were entitled to receive a transaction fee, to be divided between AMP and ACOF in accordance with their respective holdings of shares of our common stock on the date of the transaction, equal to 2.0% of the first $75 million of the aggregate of any acquisition or disposition consideration (including debt assumed by a purchaser and current assets retained by a seller) and 1.0% of the aggregate acquisition or disposition consideration (including debt assumed by a purchaser and current assets retained by a seller) in excess of $75 million, with respect to (i) any acquisition, (ii) any sale or disposition of any division of us, (iii) any sale or disposition of all or substantially all of our assets, or (iv) any other sale of any of our assets other than in the ordinary course of business. During 2010, we did not pay any transaction fees to AMP or ACOF.

        In connection with our IPO, we eliminated the provisions pursuant to which we were obligated to pay to AMP and ACOF a transaction fee in the event of an acquisition or any sale or disposition of our company or any of our divisions or any sale of substantially all our assets or similar transactions. In exchange for this change and the elimination of the services fee, we paid to AMP and ACOF an aggregate one-time fee of approximately $5.8 million

        Prior to our IPO, the Management Services Agreement required us to reimburse AMP and ACOF for all reasonable out-of-pocket costs and expenses incurred in connection with the performance of their obligations under the Management Services Agreement. During 2010, pursuant to this provision, we reimbursed (i) AMP $120,052 and (ii) ACOF $2,210. In connection with our IPO, we modified the expense reimbursement provisions to include reimbursement for out-of-pocket expenses incurred in connection with SEC and other legally required filings made by each of AMP and ACOF with respect to our securities and certain other expenses. Those of our directors employed by AMP or ACOF do not receive any additional compensation in connection with their provision of services under the Management Services Agreement.

        Indemnification.    The Management Services Agreement also provides that the Company will provide AMP, ACOF and their respective partners, members, officers, employees, agents and affiliates and the stockholders, partners, members, affiliates, directors, officers and employees of any of the foregoing with customary indemnification.

        Termination.    The Management Services Agreement would have terminated upon the closing date of our IPO, except that we amended and restated the Agreement in connection with our IPO to extend the term for which AMP and ACOF will provide the consultation and advisory services described above until the earlier of (i) the fifth anniversary of the consummation of our IPO, (ii) such time as AMP and ACOF, together with their affiliates, collectively hold less than 5% of our outstanding common stock and (iii) such time as all parties mutually agree in writing. The Management Services Agreement also may be terminated for cause.

  Redemption of Series B Preferred Stock and Series C Preferred Stock

        Concurrently with our IPO, we redeemed the one share of Series B preferred stock and one share of Series C preferred stock that were then outstanding and held by Aurora Equity Partners II L.P. and Ares, respectively, each at a price of $1,000 per share.

  Appointment of Directors

        Pursuant to the terms of our certificate of incorporation prior to the consummation of our IPO, the Aurora Entities were entitled to elect four directors to the Board and Ares was entitled to elect two directors to the Board. Pursuant to these rights, the Aurora Entities appointed Messrs. Peiffer, Wickham, Marino, and Rosenbaum, and Ares appointed Mr. Rahemtulla, to the Board. All of these rights terminated prior to the consummation of our IPO.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

        The following table sets forth the beneficial ownership of our common stock as of the Record Date by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares		Percent
Aurora Entities(1)	6,916,834	(2)	31.9%
Ares Corporate Opportunities Fund, L.P. and Affiliates(3)	2,762,394	(4)	12.9%
General Electric Pension Trust(5)	1,469,254		6.86%
JPMorgan Chase & Co.(6)	1,355,978		6.3%
Capital Research Global Investors(7)	1,300,000		6.1%
Wellington Management Company, LLP(8)	1,075,762		5.03%
Wells Fargo and Company(9)	1,042,003		4.87%

(1)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2011. The Schedule 13G states that the Aurora Entities have the sole power to vote or direct the vote of 4,702,727 of these shares, the shared power to vote or direct the vote of 2,214,107 of these shares, the sole power to dispose or direct the disposition of 4,702,727 of these shares and the shared power to dispose or direct the disposition of 551,377 of these shares.

(2)
Includes an aggregate of 4,702,727 shares of common stock held of record by the Aurora Entities (of which 4,640,304 are held of record by Aurora Equity Partners II L.P. and 62,423 are held of record by Aurora Overseas Equity Partners II, L.P.) and 2,214,107 Aurora Voting Shares. The 2,214,107 "Aurora Voting Shares" consist of (i) 744,853 shares held of record by certain securityholders (other than General Electric Pension Trust ("GEPT") and Ares) who have granted an irrevocable proxy to the Aurora Entities to vote all of their shares as the Aurora Entities shall determine (includes currently exercisable options to purchase 299,622 shares of common stock held by certain advisors and former advisors to Aurora Capital Group, Messrs. Wickham and Peiffer and members of management of our Company, and (ii) 1,469,254 shares held of record held by GEPT, which generally has agreed to vote all of its shares of stock in the same manner as the Aurora Entities vote their shares. In addition, pursuant to Amendment No. 2 to the Securityholders Agreement, certain of the our current and former management stockholders agreed not to transfer any amount of the our securities owned by them, subject to limited exceptions, except at such time and in proportion with the Aurora Entities. Accordingly, each of the Aurora Entities may be deemed to have shared dispositive power with respect to the shares held by current and former management of our company. As of December 31, 2010, these stockholders held of record 551,377 shares of Common Stock, of which 201,164 underlie stock options that are exercisable as of, or exercisable within 60 days of, December 31, 2010. The proxy and voting agreement are described more completely under "Certain Relationships and Related Party Transactions—Securityholders Agreement."

Each of the Aurora Entities is controlled by Aurora Advisors II LLC ("AAII"). Messrs. Gerald L. Parsky and John T. Mapes, both of whom are Managing Directors of Aurora Capital Group, jointly control AAII and thus may be deemed to share beneficial ownership of the securities beneficially owned by the Aurora Entities, though the foregoing statement shall not be deemed an admission of their beneficial ownership of such securities. The address of each of the Aurora Entities and of Messrs. Parsky and Mapes is c/o Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, CA 90024

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011. Ares is indirectly controlled by Ares Partners Management Company LLC ("APMC"). APMC is managed by an executive committee comprised of Messrs. Antony Ressler, Michael Arougheti, David Kaplan, Greg Margolies and Bennett Rosenthal. Each of the members of the executive committee expressly disclaims beneficial ownership of the shares of common stock of the Company held by Ares. The address of each of Ares Corporate Opportunities Fund, L.P. and APMC is 2000 Avenue of the Stars, Suite 1200, Los Angeles, California 90067.

(4)
Consists of (i) 2,748,766 shares of common stock held of record by Ares and (ii) currently exercisable options to purchase 13,628 shares of common stock held by Ares.

(5)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2011. GEPT is an employee benefit plan trust for the benefit of the employees and retirees of General Electric Company and its subsidiaries. GE Asset Management Incorporated is a registered investment adviser and acts as Investment Manager for GEPT. GE Asset Management Incorporated may be deemed to beneficially share ownership of the shares owned by GEPT, but has no pecuniary interest in such shares. GE Asset Management Incorporated has delegated responsibility for exercising voting and dispositive power over the shares of our common stock held by GEPT to three of its officers: Donald W. Torey, President and Chief Investment Officer—Alternative Investments; Patrick J. McNeela, Chief Investment Officer and Senior Managing Director—U.S. Private Equities; and B.C. Sophia Wong, Vice President and Managing Director—Private Equities. These three officers act on a consensus basis in determining how and when to exercise voting and dispositive power with respect to these shares of common stock. Any such exercise requires the consent of at least two of these three persons. GE, Messrs. Torey and McNeela and Ms. Wong expressly disclaim beneficial ownership of all shares owned by GEPT. The address of GEPT is 3001 Summer Street, Stamford, Connecticut 06905. As discussed in footnote (1), pursuant to the Securityholders Agreement, with certain limited exceptions, GEPT has agreed to vote its shares of common stock in the same manner as the Aurora Entities. As a result of the Securityholders Agreement, GEPT may be deemed to be part of a group with the Aurora Entities.

(6)
Based on information contained in a Schedule 13G filed with the SEC on January 31, 2011. The Schedule 13G states that JPMorgan Chase & Co. has the sole power to vote or direct the vote of 1,261,888 of these shares, the shared power to vote of direct the vote of none of these shares and the sole power to dispose or direct the disposition of 1,355,978 of these shares. The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(7)
Based on information contained in a Schedule 13G filed with the SEC on February 10, 2011. The Schedule 13G states that Capital Research Global Investors has the sole power to vote, direct the vote, dispose or direct the disposition of all of these shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(8)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2011. The Schedule 13G states that Wellington Management Company, LLP has the sole power to vote or direct the vote of none of these shares, the shared power to vote of direct the vote of 651,362 of these shares and the shared power to dispose or direct the disposition of 1,075,762 of these shares. The address of Wellington Management Company, LLP is 280 Congress Street. Boston, MA 02210.

(9)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2011. The Schedule 13G states that Wells Fargo and Company has the sole power to vote or direct the vote of 847,665 of these shares, the shared power to vote of direct the vote of none of these shares and the sole power to dispose or direct the disposition of 1,040,473 of these shares. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.

Executive Officers and Directors

        The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our current named executive officers (see "Compensation Discussion and Analysis" below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares		Percentage of Class
James L. Janik	372,173	(1)(2)	1.7%
Robert L. McCormick	118,154	(2)	*
Mark Adamson	42,451	(2)(3)	*
Keith Hagelin	29,144	(2)	*
Jack O. Peiffer	34,791	(2)(4)	*
Michael W. Wickham	32,791	(2)(5)	*
Mark Rosenbaum(6)	—		—
Michael Marino(6)	—		—
Nav Rahemtulla(7)	—		—
James D. Staley	500		*
James L. Packard	10,000	(8)	*
Donald W. Sturdivant	—		—
All current directors and executive officers as a group (12 persons)	639,504	(9)	2.9%

*
Denotes ownership of less than 1%.

(1)
Includes options currently exercisable or exercisable within 60 days to purchase 169,153 shares of common stock.

(2)
Constitutes Aurora Voting Shares.

(3)
Includes options currently exercisable or exercisable within 60 days to purchase 32,011 shares of common stock.

(4)
Includes options currently exercisable or exercisable within 60 days to purchase 32,791 shares of common stock.

(5)
Includes options currently exercisable or exercisable within 60 days to purchase 32,791 shares of common stock.

(6)
Associated with the Aurora Entities. Neither Mr. Marino nor Mr. Rosenbaum have beneficial ownership of the shares of common stock owned by the Aurora Entities.

(7)
Associated with Ares. Amounts reported do not include shares held by Ares described elsewhere in this table. Mr. Rahemtulla expressly disclaims beneficial ownership of the shares of common stock owned by Ares.

(8)
Includes shares held by the James L. and Nancy J. Packard Revocable Trust of 2007.

(9)
Includes options currently exercisable or exercisable within 60 days to purchase 266,746 shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        We are the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. We sell our products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.

        We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the snow and ice control equipment industry for light trucks. Our senior management team, consisting of four officers, has an average of approximately 20 years of weather-related industry experience and an average of over nine years with our company. James Janik, our President and Chief Executive Officer, has been with us for over 18 years and in his current role since 2000, and through his strategic vision, we have been able to expand our distributor network and grow our market leading position. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executive officers as well as to motivate management to maximize performance while building stockholder value.

        Our named executive officers for 2010 were James L. Janik, our President and Chief Executive Officer; Robert McCormick, our Executive Vice President, Chief Financial Officer and Secretary; Mark Adamson, our Vice President, Sales and Marketing and Keith Hagelin, our Vice President, Operations. These four officers were the only employees of our company who served as "executive officers" within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

Developments During 2010

        On May 10, 2010, we completed our IPO and became a publicly-traded company. Our common stock is listed on the NYSE under the symbol PLOW. In connection with becoming a publicly-traded company, we modified certain aspects of our long term compensation program, primarily in the area of equity-based compensation. Before our IPO, we limited our equity-based compensation to stock options that we granted to some, but not all, of our executives. Executives who did not receive stock options participated in our cash-based Long Term Incentive Plan, which we froze effective December 31, 2010. In May 2010, in connection with our IPO, we adopted, and our stockholders approved, a new equity-based compensation plan, our 2010 Stock Incentive Plan, under which we made a special one-time grant shares of time-vested restricted stock to all of our executive officers to compensate them for their efforts in preparing for and completing our IPO. In October 2010, we established a new equity-based compensation program for our named executive officers in 2011 and future years that provides for grants of performance-based restricted stock units and time-vesting restricted stock under our 2010 Stock Incentive Plan, rather than stock options. We adopted this long-term equity program to further four key objectives:

  •
  Pay for Performance:  Emphasize variable compensation that is linked to our performance in an effort to generate and reward superior corporate performance

  •
  Alignment of Interests:  Use free cash flow as the key performance metric, linking executives' incentive goals with the interests of our stockholders

  •
  Long-Term Success:  Support and reward executives for consistent performance over time and achievement of our long-term strategic goals

  •
  Retention:  In a seasonal business model with potential dramatic swings in profitability, attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage

        These changes to our equity compensation programs are discussed in greater detail below.

Other Highlights of Our Compensation Programs

        We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company, including, in addition to the examples listed above, the following:

  •
  In addition to the long-term equity compensation program discussed above, the key components of our compensation program for our named executive officers for 2010 were base salary, annual cash incentive awards under our annual incentive plan ("Annual Incentive Plan") and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites.

  •
  We pay for performance, offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability.

  •
  We set compensation programs to focus our named executive officers on both our short and long-term company performance by providing a mix of both short and long term compensation in the form of our Annual Incentive Plan and the equity compensation program discussed above.

  •
  We do not provide "single trigger" change of control severance, which means that, for an executive officer to receive severance benefits under an employment agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer's employment.

  •
  Our equity compensation plan does not permit repricing of stock options.

  •
  We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

  •
  We do not guarantee salary increases or bonuses for our executive officers.

Objectives of our Compensation Programs

        We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        We compensate our named executive officers, who are identified below, through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Management's Role in the Compensation-Setting Process

        In years prior to 2010 and during the first part of 2010, our Compensation Committee's role was limited to determining and approving equity awards and the allocation and payments under our Annual Incentive Plan and cash-based Long Term Incentive Plan for all of our named executive officers and reviewing and overseeing risks associated with our compensation policies and practices. Historically, our Chief Executive Officer has set base salaries for our executive officers other than himself, and has recommended performance targets under the Annual Incentive Plan for approval by the Compensation Committee as explained in more detail under the section entitled "Annual Incentive Plan" below. Our Chief Executive Officer also negotiated employment agreements with those executive officers who entered into such agreements, and made recommendations to our Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by our Board of Directors (other than Mr. Janik).

        Upon consummation of our IPO in May 2010, our Compensation Committee's role in reviewing and approving executive compensation expanded in accordance with the duties and responsibilities set forth in the Compensation Committee's charter that was adopted in connection with the initial public offering. Among other things, the Compensation Committee now has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

  •
  assess whether our compensation structure establishes appropriate incentives for management and employees;

  •
  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

  •
  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

  •
  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

  •
  approve stock option and other stock incentive awards for executive officers;

  •
  review and approve the design of other benefit plans pertaining to executive officers;

  •
  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

  •
  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval; and

  •
  review and oversee risks associated with our compensation policies and practices.

In developing our compensation programs for our named executive officers for 2010, we did not use the services of a compensation consultant or engage in a formal benchmarking process except for the compensation study described in the section entitled "Equity-Based Compensation" below relating to the equity compensation program that we implemented in 2010. We based compensation levels on the collective experience of the members of our Board of Directors, Compensation Committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.

Elements of Executive Compensation

        The key components of our compensation program for our named executive officers for 2010 were base salary, annual cash incentive awards under our Annual Incentive Plan, equity awards under our 2004 Stock Incentive Plan ("2004 Stock Plan") and our 2010 Stock Incentive Plan ("2010 Stock Plan"), long-term cash incentive awards under the cash-based Long Term Incentive Plan and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the named executive officers who deliver strong performance.

Base Salary

        We pay our named executive officers a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each executive was initially established through arm's-length negotiations at the time the individual was hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations.

        Our Chief Executive Officer reviews the base salaries of our named executive officers other than himself for potential merit increases once per year based on the performance of the executive and his functional areas of responsibility, overall Company financial performance, and the current year Company merit increase budget. Prior to our IPO, our Chief Executive Officer used his subjective judgment based on these factors to set the actual amount of merit increase, if any, for each named executive officer other than himself. Prior to our IPO, our Chief Executive Officer had the authority to, on his own, approve increases in the base salaries of the other named executive officers. Prior to our IPO, the base salary of our Chief Executive Officer was reviewed by and subject to increase (but not decrease) at the sole discretion of our Board of Directors (other than Mr. Janik) each year.

        In 2011, our Chief Executive Officer will conduct a review of the base salaries of our named executive officers other than himself similar to that described above, but will recommend any base salary changes to the Compensation Committee for a final determination rather than making any changes himself. The Compensation Committee, rather than our Board of Directors, will review our Chief Executive Officer's base salary for potential increase in its sole discretion, based on its evaluation of his performance as contemplated by the Compensation Committee charter.

        We determined merit increases for our executives, other than our Chief Executive Officer, for 2010 prior to our IPO. Our Chief Executive Officer determined that Mr. McCormick would receive an increase of 7.0% to compensate him for his new title of executive vice president. The amount of Mr. McCormick's increase was based on what our Compensation Committee believed, based on its members' and our Chief Executive Officer's collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level for base salaries for similarly situated executives. Mr. Adamson received a 2.0% increase, which is in alignment with budgeted guidelines for salaried employees. Mr. Hagelin, who received an increase in an absolute dollar amount similar to the other named executive officers' increases in order to keep his compensation in line with the other named executive officers. Since Mr. Hagelin's base salary was substantially lower than the other named executive officer base salaries, his absolute dollar increase resulted in a larger percentage increase as compared to the other named executive officers. The Compensation Committee determined that Mr. Janik would receive a base salary increase of 11% based upon what our Compensation Committee believed, based on its members' collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level for base salaries for similarly situated executives. Mr. Janik did not receive a salary increase in 2009 due to the size of his salary increase the previous year.

        In 2010 the base salaries for our executives were increased as follows due to the merit increases described above:

Executive	Current Salary	Base Salary Merit Increase	% Merit Increase
James Janik	$400,005	$40,000	11.1%
Robert McCormick	$270,005	$17,659	7.0%
Mark Adamson	$225,347	$4,409	2.0%
Keith Hagelin	$215,010	$62,754	41.2%

Annual Incentive Plan

        Our named executive officers, as well as certain other management employees, participate in the Annual Incentive Plan ("Annual Incentive Plan") which provides an opportunity to earn a cash bonus upon achievement of certain performance targets approved by the Compensation Committee. These performance objectives are designed to link management's focus with overall Company objectives by providing the executive an opportunity to earn additional short-term compensation. We emphasize variable compensation to provide an opportunity for total annual compensation for our named executive officers to exceed what our Board of Directors believes, based on its members' and our Chief Executive Officer's collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of compensation for similarly situated executives in the event of superior performance.

        The 2010 performance metrics under the Annual Incentive Plan were comprised of two components, operating income and free cash flow. These components were weighted 70% and 30%, respectively. Historically, operating income has always been a component under the Annual Incentive Plan and has always been weighted 70%. This weighting reflects the Compensation Committee's belief that any incentive compensation should be driven principally by the Company's profitability. Our management is given discretion to recommend what performance metric or metrics will comprise the remaining 30% of the annual bonus opportunity. This allows our management to select a metric or metrics that reflect the current focus of our business, which are then submitted by the Chief Executive Officer to the Compensation Committee for approval. Management's decision to use free cash flow for 2010 was based on its use of free cash flow as a primary measure of our profitability and our ability to pay dividends and its view that free cash flow is influenced to a lesser degree by factors below the operating profit level than some other performance measures. Our Chief Executive Officer has a target bonus level of 100% of his base salary. Each other named executive officer has a target bonus level of 75% of his annual base salary. The total payout under the Annual Incentive Plan was subject to an overall cap of 150% of annual salary for our Chief Executive Officer and 125% of annual base salary for each other named executive officer. These potential payment levels were based on what our Board of Directors believed, based on its members' and our Chief Executive Officer's collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of annual incentive compensation for similarly situated executives. See below for a detailed discussion of our performance metrics and the calculation of payouts for 2010.

        The operating income metric, as defined in the Annual Incentive Plan, measures the degree by which actual operating income performance exceeds or falls short of baseline operating income. Actual operating income is defined as earnings before interest, taxes, depreciation and amortization less depreciation, plus other expense, adjusted for non recurring expenses, as approved by the Compensation Committee. Baseline operating income is set annually by the Compensation Committee. For 2010, the Compensation Committee set baseline operating income at plan as determined by management and approved by our Board of Directors based upon historical trends and assumptions.

Specifically, the plan assumed average snowfall, increasing truck sales and a slight improvement in overall economic conditions. If actual operating income fell below the target, the payout would be reduced, on a linear basis, 2.33% from the target level for each 1% decrease for our Chief Executive Officer and 1.75% from the target level for each 1.00% decrease for the other named executive officers, until it fell below 70.00% of the target, at which point no bonus would be earned. If actual operating income were higher than the target, the payout would be increased, on a linear basis, 1.40% from the target level for each 1.00% increase, with no cap. For 2010 the baseline operating income target was $50.7 million. Actual operating income, as defined in the Annual Incentive Plan, totaled $42.8 million. As a result, based on 2010 performance and the 70% weighting, the payout for this component of the annual incentive plan was 33.8% of annual base salary for our Chief Executive Officer and 25.4% of annual base salary for our other named executive officers.

        The following table sets forth the reconciliation between 2010 actual operating income used for purposes of the Annual Incentive Plan, and the operating income reported in our financial statements (in millions):

Operating Income per Financial Statements	$21.4
Adjustments
Management Fees	$6.4
Intangible Amortization	$6.0
Other Non-Recurring Adjustments
Liquidity Bonus	$1.0
Facility Preparation	$1.4
Severance Costs	$0.1
Curtailment	$(0.7)
Legal & Professional Fees	$2.0
Board Fees and Expenses	$0.2
Public Company Costs	$1.0
Stock Based Compensation	$4.0
Adjusted Operating Income per Annual Incentive Plan	$42.8

        The following table sets forth the calculation of the 33.8% of base salary payout based on operating income component for our Chief Executive Officer (dollars in millions):

Comparison of Actual to Target Operating Income
Baseline Operating Income Target	$50.7
Adjusted Operating Income per Annual Incentive Plan	$42.8
Percentage difference	(15.6)%
Effect on Overall 100% Target Bonus Level
Payout at Target	100%
Reduction of 100% target level due to (15.6%) performance	(51.6)%
Payout at Actual	48.4%
Effect of Operating Income Weighting
70% Weighting under Annual Incentive Plan	70%
Operating Income Payout	33.8%

        The following table sets forth the calculation of the 25.4% of base salary payout based on operating income component for our other named executive officers (dollars in millions):

Comparison of Actual to Target Operating Income
Baseline Operating Income Target	$50.7
Adjusted Operating Income per Annual Incentive Plan	$42.8
Percentage difference	(15.6)%
Effect on Overall 75% Target Bonus Level
Payout at Target	75%
Reduction of 75% target level due to (15.6%) performance	(26.6)%
Payout at Actual	48.4%
Effect of Operating Income Weighting
70% Weighting under Annual Incentive Plan	70%
Operating Income Payout	25.4%

        Our free cash flow ("FCF") is defined as cash generated by operating activities, less net cash used in investing activities, adjusted for non recurring items, as approved by the Compensation Committee. For 2010, the target bonus for this component is achieved at FCF of $28.9 million. If FCF is below the amount required to meet our stated annual dividend, then no FCF bonus will be earned. If FCF is above the amount required to meet our stated annual dividend but below the target, the payout is reduced linearly from the target amounts. If FCF is higher than target, the payout is increased linearly for each $1 million increase in FCF above target by 0.833% for each named executive officer, subject to the overall Annual Incentive Plan cap. Actual FCF for 2010 was $28.4 million. Thus the payout for this component of the Annual Incentive Plan is 28.9% of annual base salary for our Chief Executive Officer and 21.7% of annual base salary for our other named executive officers.

        The following table sets forth the calculation of the 28.9% of base salary payout based on the FCF component for our Chief Executive Officer (dollars in millions):

Comparison of Actual to Target FCF
FCF Target	$28.9
Actual FCF	$28.4
Percentage Difference (Actual to Target Surplus)	(1.7)%
Effect on Overall 100% Target Bonus Level
Payout at Target	30%
Decrease of 100% target level due to (1.7%) shortfall of target amount	(3.8)%
Payout at Actual	96.2%
Effect of FCF Weighting
30% Weighting under Annual Incentive Plan	30%
FCF Payout	28.9%

        The following table sets forth the calculation of the 21.7% of base salary payout based on the FCF component for our other named executive officers (dollars in millions):

Comparison of Actual to Target FCF
FCF Target	$28.9
Actual FCF	$30.1
Percentage Difference (Actual to Target Shortfall)	(1.7)%
Effect on Overall 75% Target Bonus Level
Payout at Target	75%
Decrease of 75% target level due to (1.7%) shortfall of target amount	(2.8)%
Payout at Actual	72.2%
Effect of FCF Weighting
30% Weighting under Annual Incentive Plan	30%
FCF Payout	21.7%

        In setting the performance goals under the Annual Incentive Plan our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our named executive officers.

        The Compensation Committee has the right to review and approve payouts made under the Annual Incentive Plan. The Compensation Committee reviewed the results of the Annual Incentive Plan prior to bonus payment in March 2011 after the completion of the audit of our 2010 results. The Compensation Committee has the authority to modify, suspend or terminate the Annual Incentive Plan at any time.

Long Term Incentive Compensation

Frozen Long Term Cash-Based Incentive Plan

        Prior to 2004, we did not maintain an equity-based compensation program. To entice our key employees to maintain a long term commitment to us, our predecessor-in-interest introduced the Long Term Incentive Plan ("LTIP") in 1992. The LTIP is a cash-based plan. Participants are recommended by the Chief Executive Officer and are subject to review and approval by the Compensation Committee. The Compensation Committee reviews and approves all allocations and payments under the LTIP. In 2010, one of our named executive officers, Mr. Hagelin, and a limited number of management employees participated in the LTIP. In October 2010, our Compensation Committee adopted a new long-term incentive program to take effect in early 2011 and froze the LTIP effective as of December 31, 2010.

        The key measurement factor for the LTIP is defined cash flow ("DCF"). Because our business is seasonal and our earnings vary from year-to-year, generating cash flow is particularly important to our business. DCF is measured as cash flow from operations before financing costs, management fees, interest and income taxes after normal capital expenditures, as defined by the LTIP.

        Under the LTIP, bookkeeping accounts are maintained for each participant tracking the participant's accrued balance under the LTIP. Prior to our decision to freeze the LTIP effective as of December 31, 2010, there were two potential sources of input to a participant's account under the LTIP:

  1.
  A seed money amount was calculated each year equal to 0.5% of DCF from current year operations. There was no seed amount in any year where DCF was less than $20 million. Seed money was allocated to a named executive officer's account based upon the ratio of the officer's base salary compared to the total of all participants' base salaries.

  2.
  A growth percentage, depending on the actual DCF for the year, as determined by the following matrix. The growth percentage was applied to the named executive officer's account beginning-of-the-year balance as adjusted for any payouts during the year.

DCF (in millions)	$5	$10	$20	$30	$40	$50	$55	$60	$65 and above
Growth %	(45)%	(25)%	(10)%	(5)%	5%	15%	20%	25%	30%

        For 2010, the Company's DCF was $29.2 million, which resulted in an allocation of $45,154 and a growth percentage of 2.0% being applied to Mr. Hagelin's account balance under the LTIP. Prior to our determination to freeze the LTIP effective December 31, 2010, vested account balances were generally paid out only in connection with a termination of employment, either in a lump sum or in installments depending on the reason for termination and the amount of the account balance at the time of termination, subject to partial payout during employment if an account balance exceeds two times the participant's base salary. See "—Non-Qualified Deferred Compensation" for additional information regarding the payout of account balances. Concurrent with the implementation of the 2004 Stock Plan, the LTIP balances of certain employees, including Mr. Janik, were converted into an aggregate of 174,230 deferred stock units, each of was converted into one share of our common stock, pursuant to the terms of the deferred stock unit agreements between such employees and us, in connection with our IPO.

Equity-Based Compensation

        Stock Incentive Plans.    We introduced the 2004 Stock Plan in April 2004 and the 2010 Stock Plan in May 2010. Both the 2004 Stock Plan and the 2010 Stock Plan enable us to grant equity awards to our key employees, including our named executive officers, and our non-employee directors. We have adopted these plans because we believe that long term performance is achieved though an ownership culture that rewards and encourages long term performance by our named executive officers though the use of stock-based awards. By design, awards under our 2004 Stock Plan were limited to a small group of senior executive officers, including all of our named executive officers. The 2010 Stock Plan, which we adopted in connection with our IPO, replaces the 2004 Stock Plan, and no further awards will be made under the 2004 Stock Plan.

        The Compensation Committee determines who will receive awards under the 2010 Stock Plan and the terms and conditions of those awards. In 2010, we granted shares of restricted stock to each of our named executive officers in connection with our IPO to compensate them for their efforts in preparing for and completing the IPO. The restricted stock was granted initially subject to forfeiture and will vest in five equal annual installments on each of the first five anniversaries of the date of grant, subject to the named executive officer's continuous employment with us until the applicable vesting date. The Compensation Committee determined the number of shares of restricted stock granted to each named executive officer based on a review of the executive's title and responsibilities. The pool of shares granted was based upon the remaining unallocated shares under the 2004 Stock Plan.

        In determining the size of stock option grants prior to our IPO, the Compensation Committee took into consideration the individual's potential impact on Company performance, the number of option grants available, and internal pay equity considerations. All stock options were granted with an exercise price equal to the fair market value of our stock on the date of grant. Stock options vest over a five-year period at 20% per year on the anniversary of the grant date. We believe this vesting schedule appropriately encourages long term employment with our company, while allowing our named executive officers to realize compensation in line with creating stockholder value. In 2010, in connection with the consummation of our IPO, the 2004 Stock Plan was amended and restated. See "2004 Stock Incentive Plan" below for information on the terms of such amendment and restatement.

        2010 Long Term Equity Program.    In October 2010, our Board of Directors and the Compensation Committee approved a long-term incentive program under the 2010 Stock Plan pursuant to which our executive officers, including our named executive officers, would be granted shares of our common stock. The initial awards under this program consisted of (i) a performance-based incentive award ("Incentive Award") that was comprised of a grant to the executive officers of unrestricted shares of common stock based upon our company's achievement of free cash flow goals (as defined in the program) over the performance period 2008-2010 and (ii) a grant of restricted stock that will vest contingent on the executive officer's continuous employment with us through the applicable vesting date. The first grants of shares under the long-term incentive program were made in early 2011.

        The target aggregate value of these awards was determined as a percentage of the participant's annual base salary for 2010, as set forth below with respect to our named executive officers:

Executive	Value of Award (As % of Base Salary)
James Janik	130%
Robert McCormick	100%
Mark Adamson	75%
Keith Hagelin	75%

        The number of shares paid or granted to each executive officer in early 2011 was determined by dividing the aggregate target award value by $14.55, which was the average trading price of the common stock during the fourth quarter of 2010. Sixty percent of the shares were issued in payment of the Incentive Award and are subject to reduction, elimination or increase (to up to 150 percent of the target amount) based on our performance with respect to the free cash flow goals. The remaining 40 percent of the shares were granted as restricted stock, divided into three equal tranches for purposes of vesting. The first tranche was immediately vested upon grant, but was reduced by one-third to reflect the fact that we were a publicly-traded company only for approximately two-thirds of 2010. The remaining two tranches will vest in January 2012 and 2013, contingent on the executive officer's continuous employment through the applicable vesting date.

        The Compensation Committee currently intends to make similar awards under the long-term incentive program in future years. The target value of such awards will be determined on the basis of the executive's then-current base salary, and the payment of the incentive award portion will be based on our performance with respect to updated free cash flow goals over a new three-year performance period.

        The Compensation Committee determined to implement the long-term incentive program because it believes that long-term incentives are an essential part of our total compensation package that promotes ownership, higher performance and ultimately higher stockholder return, and to further the goals discussed above under "Developments During 2010." It chose the mix of performance-vested versus time-vested stock grants based on what it believed, based on informal discussions with compensation consultants and its own informal review of company proxy statements, was the average mix between retention and performance based stock of approximately 30% retention and 70% performance. The Compensation Committee adjusted this mix to 40% retention and 60% performance based on its view that the performance component should be somewhat lower than average to reflect the inherent snowfall related performance volatility of our business model. The Compensation Committee based its determination of the amounts of the grants under the long-term incentive program on a comparison of nine peer companies that either have a seasonal business model or were part of a compensation study conducted by one of our stockholders during our IPO process. The nine peer companies were the following:

• Arctic Cat, Inc.	• Polaris Industries, Inc.
• Briggs & Stratton Corp	• Reddy Ice Holdings, Inc.
• Cascade Corporation	• The Toro Company
• Lindsay Corporation	• Twin Disc, Inc.
• Modine Manufacturing Company

        The amounts granted to our named executive officers reflected the average of annual equity-based compensation paid by the peer companies to similarly situated executives.

Other Compensation

        Prior to the consummation of our IPO, we also maintained a Liquidity Bonus Plan ("LBP"). The LBP provided for cash bonus payments to eligible participants in connection with a change of control, defined in the LBP to include our IPO. Upon the consummation of our IPO, a bonus pool equal to $1,000,000 (or such greater amount as may be determined by our Board of Directors) was required to be allocated among eligible employees (which includes the named executive officers) in the manner determined by our Board of Directors in its sole discretion and subsequently paid out in accordance with those allocations. Our Board of Directors determined to allocate and distribute a portion of the bonus pool to our named executive officers as follows: $434,000 to Mr. Janik, $255,000 to Mr. McCormick, $50,000 to Mr. Adamson and $50,000 to Mr. Hagelin. The remainder of the pool was allocated to our non-executive employees.

        In addition to their base salaries and awards under incentive plans described above, our named executive officers receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. We match 20% of a participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan. Additionally, as with all other salaried employees, the named executive officers are eligible to participate in the Douglas Dynamics, L.L.C. Salaried Pension Plan, which is described in more detail below.

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or may be available to our other executive employees, including any health insurance or health care plan, disability insurance, vacation and sick leave, and other similar plans. The only perquisite our named executive officers receive is a Company-paid annual executive physical which was introduced in 2009.

Exercise of Discretion in Executive Compensation

        The Compensation Committee has the discretion to adjust awards under the Annual Incentive Plan and LTIP, but has historically not exercised such discretion either to approve payments to named executive officers if a performance goal in a given year is not attained or to reduce payments to named executive officers if a performance goal is met.

        Our Board of Directors and Compensation Committee meet as often as required during the year in furtherance of their respective duties, including a review of all Company annual incentive plans and compensation for Mr. Janik.

Severance and Change of Control Arrangements

        All of our named executive officers, Messrs. Janik, McCormick, Adamson and Hagelin, are parties to employment agreements. Under each of these employment agreements, the named executive officer is eligible for severance benefits consisting of base salary continuation (ranging from twelve to 24 months), paid COBRA coverage for twelve months and accelerated vesting of a portion of the executive's then outstanding stock options if his employment is terminated by us without cause or if the executive resigns due to a material breach by us. Additionally, Mr. Janik is entitled to receive a pro-rated portion of his annual bonus under the Annual Incentive Plan if his employment is terminated for any reason other than a termination by us for cause or resignation other than for a material breach.

        We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view these benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time.

        Additionally, in the event of a change of control (as defined in the option award agreements), all of the unvested options held by Messrs. Janik and Adamson would become fully vested.

        Certain of our named executive officers, Mr. Janik and Mr. McCormick, have long service records with us and generally have provided the vision and leadership that has built us into the successful enterprise that we are today. We believe that providing these change of control benefits will keep these individuals, as well as the other named executive officers, focused on stockholders interests rather than income security in the event of a potential change of control transaction.

        Please refer to the discussion below under "—Potential Payments upon Termination or Change of Control" for a more detailed discussion of our severance and change of control arrangements.

Stock Ownership Guidelines

        There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Policy Regarding Restatements

        We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board of Directors or Compensation Committee would evaluate whether compensation adjustments were appropriate based on the facts and circumstances surrounding the restatement. We expect the NYSE to adopt rules pursuant to the Dodd—Frank Wall Street Reform and Consumer Protection Act later in 2011 or in 2012 mandating that all listed companies, including our company, adopt a policy requiring the recoupment of incentive compensation paid to executive officers on the basis of financial results that are subsequently subject to a material restatement. We intend to adopt a policy that complies with the rules when they are issued.

Tax Deductibility

        The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Prior to our IPO, since we were not publicly-traded, the Compensation Committee did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. Subsequent to our IPO, the Compensation Committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limits of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

 Summary Compensation Table for Fiscal Year Ended 2010

Name	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
James Janik	2010	$400,005	$1,611,927	—	$684,868	$71,009	$2,353	$2,770,162
	2009	$360,006	—	$650,413	$166,285	$47,077	$21,603	$1,245,384
Robert McCormick	2010	$270,005	$825,715	—	$382,003	$71,145	$2,300	$1,551,168
	2009	$247,531	—	$82,132	$114,333	$20,750	$21,452	$486,198
Mark Adamson	2010	$225,347	$159,198	—	$155,997	$25,726	$2,300	$568,568
	2009	$216,735	—	—	$100,109	$33,164	$3,131	$353,139
Keith Hagelin	2010	$215,010	$351,987	—	$151,134	$75,202	$3,433	$796,766
	2009	$150,860	—	—	$69,682	$28,987	$9,518	$259,047

(1)
Reflects the grant date fair value of these stock and option awards as determined pursuant to Accounting Standards Codification ("ASC") Topic 718. No options were granted to Messrs. Janik and McCormick in 2009 or 2010; instead, we repurchased 79,349 and 10,023 vested options to acquire shares of our common stock from Mr. Janik and Mr. McCormick, respectively, in January 2009. Since the options were not exercised and the shares were not held by executives for six months prior to repurchase, the fair value of the repurchased options is recorded as share based compensation in the consolidated financial statements. In 2010, compensation expense was recorded as a result of net exercise at IPO and subsequently throughout the year. See "Certain Relationships and Related Party Transactions—Repurchase Agreements" and Note 13, Stock-based Compensation, and Note 16, Redeemable stock and stockholders' equity—Common Stock Repurchase, in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
Reflects the actual payouts for the 2010 and 2009 Annual Incentive Plan, respectively, as well as payouts in 2010 under our Liquidity Bonus Plan as follows: Mr. Janik—$434,000; Mr. McCormick—$255,000; Mr. Adamson—$50,000; and Mr. Hagelin—$50,000.

(3)
For Messrs. Janik, McCormick and Adamson, reflects 2010 change in pension plan value. For Mr. Hagelin, represents 2010 change in both pension plan value of $71,145 and the growth portion of the LTIP of $4,057.

(4)
Reflects 401(k) match, cost of executive physicals and forgiveness of accrued interest. See table below.

Name	401(k) Matching Contribution	Executive Physicals	Forgiveness of Accrued Interest	Total All other Compensation
James Janik	$2,300	$—	$53	$2,353
Robert McCormick	$2,300	$—	$—	$2,300
Mark Adamson	$2,300	$—	$—	$2,300
Keith Hagelin	$1,433	$2,000	$—	$3,433

 Grant of Plan-Based Awards in Year 2010

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Option Awards(2)
Name	Grant Date		Threshold	Target	Maximum
James Janik			$0	$400,005	$600,007
	5/04/10	(3)				106,147	$1,194,146
	10/27/10	(4)				29,175	$417,781
Robert McCormick			$0	$202,504	$337,506
	5/04/10	(3)				54,817	$608,780
	10/27/10	(4)				15,149	$216,935
Mark Adamson			$0	$169,010	$281,684		—
	5/04/10	(3)				2,108	$23,415
	10/27/10	(4)				9,482	$135,783
Keith Hagelin			$0	$161,257	$268,762		—
	5/04/10	(3)				20,029	$222,439
	10/27/10	(4)				9,047	$129,548

(1)
Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the Annual Incentive Plan for 2010 with the following explanations:

•
Threshold (0%)—a minimum level of performance is required to begin earning an incentive. Thus, if these minimum thresholds are not met, the payout is $0.

•
Target ((100% payout for our CEO, 75% for the other named executive officers)—the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels as determined by the plan.

•
Maximum (150% payout for our CEO, 125% for the other named executive officers)—per the plan documentation, the indicated maximum payout percentage of base salary has been established.

(2)
Calculated based on the share price on the grant date. For the shares granted in connection with our IPO, amounts shown are based on the offering price per share.

(3)
Represents shares granted under our 2010 Stock Incentive Plan in connection with our IPO.

(4)
Represents awards pursuant to the Long-Term Incentive Plan that we established under our 2010 Stock Incentive Plan in October 2010. The number of shares was not determined, and the shares were not issued, until 2011, but, in accordance with SEC rules, the shares are reported in this table because they were deemed granted in October 2010 for purposes of ASC 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2010 and Grants of Plan-Based Awards in Year 2010 Table

        Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2010 and Grants of Plan-Based Awards for Year 2010 Table reflect the terms of employment agreements between us and certain of the named executive officers.

        James L Janik.    We are a party to an employment agreement with Mr. Janik entered into on March 30, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Janik with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $270,000 per year, which was increased to $360,000 in 2008 and $400,005 in 2010, and which is subject to annual increase at the discretion of our Compensation Committee. In addition, pursuant to his employment agreement, Mr. Janik is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," in 2010, for 2010 Mr. Janik is eligible to receive an annual performance bonus of up to 150% of his base salary.

        Robert L. McCormick.    We are a party to an employment agreement with Mr. McCormick entered into on September 7, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. McCormick with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $195,000 per year, which was increased to $252,346 in 2009 and $270,005 in 2010, and which is subject to annual review and adjustment at the discretion of our Board of Directors. In addition, pursuant to his employment agreement Mr. McCormick is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2010 Mr. McCormick is eligible to receive an annual performance bonus of up to 125% of his base salary.

        Mark Adamson.    We are a party to an employment agreement with Mr. Adamson entered into on August 27, 2007. The agreement has an initial term of three years, after which it will remain effective for successive one-year periods until we give or are provided by Mr. Adamson with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $205,000 per year, which was increased to $220,938 in 2009 and $225,347 in 2010, and which is subject to annual review and adjustment at the discretion of our Board of Directors. In addition, pursuant to his employment agreement, Mr. Adamson is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2010 Mr. Adamson is eligible to receive an annual performance bonus of up to 125% of his base salary.

        Keith Hagelin: We are party to an employment agreement with Mr. Hagelin, entered into on June 14, 2010. The agreement will remain effective until we give or are provided by Mr. Hagelin with 90 days of notice of termination. The agreement provides for an initial base salary of $215,000 per year, and which is subject to annual review and adjustment at the discretion of our Board of Directors. In addition, Mr. Hagelin is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan." For 2010 Mr. Hagelin is eligible to receive an annual performance bonus of up to 125% of his base salary.

        In connection with our IPO, each of these employment agreements was amended for purposes of complying with Section 409A of the Internal Revenue Code. The amendments provide that it is our intent that the agreements satisfy the requirements of Section 409A and are interpreted consistent with that intent. The amendments further provide that, to the extent required by Section 409A, severance payments that become due under the agreements that are considered deferred compensation at the time of termination of employment will be delayed until the earlier of six months following the applicable executive's termination of employment or the date of the executive's death following termination of employment, at which time all such delayed payments will be paid in lump sum to the executive without interest.

 Outstanding Equity Awards at Year End 2010

        The following table sets forth for each named executive officer, unexercised options, unvested stock and equity incentive plan awards as of the end of 2010.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
James Janik	169,153	—	$4.21	3/30/2014	115,677	$1,752,507
Robert McCormick	—	—	—	—	59,765	$905,440
Mark Adamson(3)	32,011	47,500	$4.21	8/27/2017	5,205	$78,856
Keith Hagelin	—	—	—	—	22,985	$348,223

(1)
These stock options were granted on the date ten years prior to the expiration date and become vested over a five-year period following the grant date with 20% of the shares underlying the option becoming vested on each anniversary of the grant date.

(2)
Based on a market value as of December 31, 2010 of $15.15 per share, which was the closing sale price of a share of our common stock on such date.

(3)
These options vested in full upon the change of control (as defined in the option award agreement).

Option Exercises and Stock Vested in Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James Janik	164,564	$1,158,553	61,516	$920,247
Robert McCormick	38,608	$271,798	10,201	$154,545
Mark Adamson	39,332	$276,894	6,385	$96,733
Keith Hagelin	—	—	6,091	$92,279

(1)
Amounts represent the product of the number of shares acquired on vesting and the closing market price of the shares on the vesting date.

Pension Benefits

        The following table sets forth each named executive officer's pension benefits as of the end of 2010.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James Janik	Salaried Pension	17.3	$391,346	—
Robert McCormick	Salaried Pension	5.3	$109,565	—
Mark Adamson	Salaried Pension	2.4	$58,890	—
Keith Hagelin	Salaried Pension	14.7	$240,657	—

(1)
The number of years of credited service includes service with Douglas Dynamics L.L.C., the entity that previously operated our business. The additional years of service so recognized are 11 years for Mr. Janik and 8 years for Mr. Hagelin.

        We sponsor a defined benefit plan, the Douglas Dynamics, L.L.C. Salaried Pension Plan, in which our named executive officers participate. The accrued benefit under the plan is 1.67% of final average monthly compensation multiplied by years of service (capped at 30 years) less 1.67% of monthly social security benefit multiplied by years of service (capped at 30 years). "Final average monthly compensation" is calculated based on the highest five year consecutive total compensation during the last ten years of employment.

        Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement at age 55 with ten years of service. Reduced benefits are also available after termination with five years of service.

        The amounts in the table above reflect the actuarial present value of the named executive officer's benefits under our defined benefit plan and are determined using the interest rate and other assumptions discussed in Note 12 in the notes to the consolidated financial statements for the year ended December 31, 2010 included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Non-Qualified Deferred Compensation for 2010

        The following table sets forth information regarding contributions, earnings, withdrawals and balances with respect to the LTIP for the year ended 2010. As described above, the LTIP was frozen as of December 31, 2010.

Name(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Keith Hagelin	—	$45,154	$4,057	—	$252,074

(1)
Messrs. Janik, McCormick and Adamson do not participate in LTIP.

(2)
Company contributions and aggregate earnings are also reflected in the "Summary Compensation Table."

        All amounts allocated to Mr. Hagelin's account are vested except in the event of his voluntary separation or termination for cause. In this case, the last two years will not be considered vested and will be subtracted from his account balance. When we froze the LTIP, we established new payout schedules for participants depending on their status as "active" or "inactive." Mr. Hagelin, as an active participant who will also participate in our new long-term incentive program (described below) will be eligible for payment under the LTIP as follows: at normal retirement, 100% of the accrued benefit will be paid in five equal annual installments beginning the first full calendar year after retirement; upon another voluntary termination or a termination without cause, 60% of the accrued benefit will be paid in five equal installments beginning the first calendar year after such termination; and upon a termination for cause, all accrued benefits will be forfeited and no payments will be made. If the total in Mr. Hagelin's account reaches two times his base salary, one-fifth of the account balance will be paid out by February 15th of the following year. See "—Long Term Incentive Compensation—Long Term Incentive Plan" for additional information regarding the LTIP.

Potential Payments upon Termination or Change of Control

        The information below describes certain compensation and benefits to which our named executive officers are entitled in the event their employment is terminated under certain circumstances and/or a change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2010 assuming a market value of our common stock on that date of $15.15, which was the closing sale price of a share of our common stock on such date, given the named executive officers' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Unless otherwise noted specifically below, a change of control will not be triggered as a result of this offering.

Involuntary Termination Without Cause or Resignation Due to Material Breach

        Messrs. Janik, McCormick, Adamson and Hagelin.    We are parties to employment agreements with all of the named executive officers (Messrs. Janik, McCormick, Adamson and Hagelin), all of which were entered into prior to December 31, 2010. Under these employment agreements, if we terminate the executive's employment without Cause (as defined below), or if the executive were to terminate his employment due to a Material Breach (as defined below) by us, the executive would be entitled to receive severance benefits consisting of base salary continuation. Under such circumstances, Mr. Janik would be entitled to 24 months of his base salary, and each of Messrs. McCormick, Adamson and Hagelin would be entitled to 12 months of his base salary, in each case paid monthly. Any unvested stock options scheduled to vest at the next applicable vesting date would vest pro-rata according to the number of months the executive was employed during the relevant vesting period. We would also continue each executive's benefits for one year at the executive's election and cost. Additionally, Mr. Janik would also have been entitled to receive a pro-rated portion of his annual performance bonus for the year of termination. Severance payments would generally be subject to the executive's compliance with certain non-competition, non-solicitation and confidentiality covenants (described in more detail below) during the period severance payments are being made.

        Under each employment agreement, "Cause" means the occurrence or existence of any of the following with respect to an executive, as determined in good faith by a majority of the disinterested members of our Board of Directors: (a) a material breach by the executive of any of his material obligations under the employment agreement which remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (b) a material breach by the executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with us or any of our respective affiliates which has not been approved by a majority of the disinterested members of our Board of Directors, if in any such case such material breach remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (c) the repeated material breach by the executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving us; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any of our property; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, our Board of Directors reasonably determines renders the executive unfit to serve us as an officer or employee.

        Under each employment agreement, the executive has the right to terminate his employment if (a) we fail to perform a material condition or covenant of the employment agreement that remains uncured after an applicable cure period or (b) we repeatedly fail to perform a material condition or covenant of the employment agreement as to which at least two written notices have been given by the executive (each of clause (a) and (b), a "Material Breach"). Additionally, under Mr. Janik's employment agreement, Material Breach also includes the relocation of his principal place of performance to outside the Milwaukee, Wisconsin metropolitan area without his prior written consent.

        Each of the employment agreements contains a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicit provision that prevents the executive officer from soliciting our employees, in each case for three years after termination of employment, and a perpetual nondisclosure provision.

Termination due to Death, Disability or Retirement

        Messrs. Janik, McCormick, Adamson and Hagelin.    Under the employment agreements, if the executive's employment terminates due to death, Disability (as defined below) or retirement, the executive would generally not be entitled to severance benefits except as follows. In the event of an executive's death, we would be obligated to continue coverage of such executive's dependents (if any) under all benefit plans and programs for a period of six months at no charge to the dependants. Additionally, under the Annual Incentive Plan, in the event of termination due to death or Disability and, in the case of Mr. Janik, his retirement, each executive (or his beneficiaries) would be entitled to receive a prorated portion of his annual performance bonus for the year of termination. As a participant in the LTIP, Mr. Hagelin would remain 100% vested in his account balance and would receive a lump sum distribution.

        Under the employment agreements, "Disability" means a disability that renders the executive unable to perform the essential functions of his position, even with reasonable accommodation, for a period of 60 consecutive days or for 90 days within any 180 day period.

Treatment of Vested Stock Options

        Under the terms of each employment agreement and option award agreement with Messrs. Janik and Adamson, in the event an executive's employment with us terminates for any reason, other than for Cause, he would be entitled to exercise all vested stock options held by him for a period of 180 days after the termination date, except that if Mr. Janik's employment is terminated without Cause, or due to his death, Disability or retirement, or he resigns due to a Material Breach, he has a period of 24 months to exercise all vested stock options held by him.

Treatment of Restricted Stock

        Under the terms of the restricted stock award agreements with each of Messrs. Janik, McCormick, Adamson and Hagelin, in the event an executive's employment with us terminates for any reason, he will forfeit any then unvested shares of restricted stock.

Change of Control

  Messrs. Janik, McCormick and Adamson.

        Stock Options.    Under the terms of each employment agreement and option award agreement with Messrs. Janik and Adamson, in the event of a change of control (as defined below), all unvested options held by the executive accelerate and become fully vested.

        For purposes of the employment agreements and option award agreements, "change of control" means any time, (i) the Aurora Entities, Ares and their respective affiliates shall cease to collectively beneficially own and control at least 51%, on a fully diluted basis, of our outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote for the election of members of our Board of Directors (or similar governing body), unless the Aurora Entities, Ares and their respective affiliates collectively beneficially own and control (a) at least 35%, on a fully diluted basis, of our outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote for the election of members of our Board of Directors (or similar governing body) and (b) on a fully diluted basis, more of our outstanding capital stock entitled (without regard to the occurrence of any contingency) to vote for the election of members of our Board of Directors (or similar governing body) than any other person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act); (ii) any person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Aurora, Ares and their respective affiliates collectively shall have obtained the power (whether or not exercised) to elect a majority of our members of our Board of Directors (or similar governing body); (iii) Douglas Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the limited liability company interests of Douglas Dynamics, L.L.C.; or (iv) the majority of the seats (other than vacant seats) on our Board of Directors (or similar governing body) cease to be occupied by persons who either (a) were members of our Board of Directors on April 12, 2004 or (b) were nominated for election by our Board of Directors, a majority of whom were directors on April 12, 2004 or whose election or nomination for election was previously approved by a majority of such directors.

        Restricted Stock.    Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then-unvested shares of restricted stock held by Messrs. Janik, McCormick, Adamson and Hagelin.

        For purposes of the 2010 Stock Plan, a "change of control" means any time (1) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (2) during any period of two consecutive years, the majority of our Board of Directors changes (other than through Board-approved appointments); (3) certain extraordinary transactions involving our company become effective or are consummated; or (4) a sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of our business and/or assets to an unrelated third party is consummated.

        The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive's employment had terminated on December 31, 2010 and/or that a change of control had occurred on that date, and assuming that the vesting of all unvested restricted stock awards was accelerated upon a change of control. These figures are based on the employment agreements in effect on December 31, 2010.

Name	Termination without cause or resignation for material breach	Termination due to death	Termination due to disability	Termination due to retirement	Change of control
James Janik
Severance	$804,230	—	—	—	—
Dependent COBRA Coverage		$4,859
Annual Incentive Plan Bonus	$250,868	$250,868	$250,868	$250,868	—
Restricted Stock(3)					$2,050,113
Option Acceleration(1)(3)	$1,850,534				$1,850,534
Robert McCormick
Severance	$273,265
Dependent COBRA Coverage		$4,859
Annual Incentive Plan Bonus		$127,003	$127,003	—	—
Restricted Stock(3)					$1,049,332
Mark Adamson
Severance	$228,607
Dependent COBRA Coverage		$4,859
Annual Incentive Plan Bonus		$105,997	$105,997	—	—
Restricted Stock(3)					$175,185
Option Acceleration(1)(3)	$350,200				$869,850
Keith Hagelin
Severance	$215,010
Dependent COBRA Coverage		$4,859
Annual Incentive Plan Bonus		$101,134	$101,134	—	—
Restricted Stock(3)					$436,607
LTIP(2)	$252,074	$252,074	$252,074	$252,074	—

(1)
Accelerated vesting of stock options is based on the difference between the closing sale price of our common stock on December 31, 2010 and the exercise price.

(2)
Reflects amount to be paid to Mr. Hagelin in the event he was terminated without cause. In the event he resigned voluntarily or was terminated with cause, he would have forfeited $100,830 (40% of his LTIP balance).

(3)
Based on a market value as of December 31, 2010 of $15.15 per share, which was the closing sale price of a share of our common stock on such date.

Risk Assessment of our Compensation Policies and Practices

        On an annual basis, our senior management team reviews all of our compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company. Management then reviews its findings with our Compensation Committee. Based on the most recent review in 2010, management and our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. Specifically, management and our Compensation Committee took into consideration as part of its review the fact that the compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our company, and multiple metrics in our incentive programs that balance profitability, cash management and other key business objectives.

Director Compensation

        The table below sets forth information regarding the compensation received by each of our directors during 2010. Although Messrs. Marino, Rahemtulla and Rosenbaum do not receive any compensation from us in connection with their service on our Board of Directors, see "Certain Relationships and Related Party Transactions—Management Services Agreement" above for a discussion of certain management fees we pay to entities affiliated with Aurora Capital and Ares for services provided to us under our Management Services Agreement.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
James L. Janik(1)	$—	—	—	—	—	—	$—
James D. Staley	$11,500	—	—	—	—	—	$11,500
James L. Packard	$11,500	—	—	—	—	—	$11,500
Donald Sturdivant	$—	—	—	—	—	—	$—
Michael Marino	$—	—	—	—	—	—	$—
Jack O. Peiffer	$19,083	—		—	—	—	$19,083
Nav Rahemtulla	$—	—	—	—	—	—	$—
Mark Rosenbaum	$—	—	—	—	—	—	$—
Michael W. Wickham	$18,333	—		—	—	—	$18,333
Jeffrey Serota(2)	$—	—	—	—	—	—	$—

(1)
Mr. Janik, our Company's president and chief executive officer, is not compensated for being a director of our Company.

(2)
Mr. Serota retired from our Board as of April 22, 2010.

        Prior to our IPO, only two of our directors, Messrs. Peiffer and Wickham, had received any compensation in connection with their service on our Board of Directors. Each was granted options to purchase 48,972 shares of our common stock under our 2004 Stock Plan in 2005 at an exercise price of $4.21, all of which remained outstanding and exercisable as of December 31, 2010. In connection with our IPO, we adopted a director compensation program for our outside directors (i.e., those who are neither employed by us or any of our subsidiaries nor affiliated with Ares or the Aurora Entities). Under the program, our outside directors receive an annual cash retainer fee of $30,000, an additional retainer fee of $30,000 in the form of restricted stock units subject to ratable vesting in three equal annual installments and $1,000 per committee meeting attended. Our audit committee chairman receives an additional cash retainer fee of $5,000 per year and our Compensation Committee chairman receives an additional cash retainer fee of $1,000 per year. Our independent Chairman of the Board receives an additional cash retainer fee of $5,000 per year. We also reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The restricted stock units are granted on the first business day of each calendar year. The restricted stock units and the underlying shares are issued to our outside directors pursuant to our 2010 Stock Incentive Plan.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above CD&A with our management and, based on such review and discussion, has recommended to our Board that the CD&A be included in our proxy statement for our Annual Meeting.

COMPENSATION COMMITTEE
James D. Staley (Chairman) James L. Packard Donald W. Sturdivant Jack O. Peiffer Mark Rosenbaum Michael W. Wickham

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

        As indicated by the preceding discussion, executive compensation is an important matter both to us and to our stockholders. In addition, Congress recently enacted legislation requiring a non-binding advisory stockholder vote on a resolution approving the compensation of a company's named executive officers beginning in 2011. Accordingly, we are seeking input from our stockholders through this advisory vote on the compensation of our named executive officers as disclosed in the CD&A and the accompanying compensation tables and narrative discussion contained in this proxy statement.

        We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        As described in greater detail in the CD&A, we compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

        Our Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that stockholders vote in favor of the following resolution:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement."

        The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the compensation of the named executive officers as disclosed in the CD&A section and the compensation tables and narrative discussion contained in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

        As this is an advisory vote, the results of the vote will not be binding on our Board, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 3)

        The U.S. Congress has enacted legislation that also requires a vote on how frequently a company will submit the non-binding advisory vote on the compensation of its named executive officers to its stockholders. Accordingly, we are asking our stockholders whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years.

        Our Board recommends that you vote for a frequency of every year. We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders' views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board and the Compensation Committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing stockholders to provide frequent direct input on our compensation philosophy, policies and programs.

        When voting on this advisory vote on the frequency of the advisory vote on the compensation of our named executive officers, stockholders should understand that they are not voting "for" or "against" the recommendation of our Board to hold the advisory vote every year. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of our named executive officers every one, two or three years, or to abstain entirely from voting on the matter. Shares of common stock represented by executed, but unmarked, proxies will be voted for holding the advisory vote on the compensation of our named executive officers every year; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for any frequency unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such frequency. The particular frequency of the advisory vote on the compensation of our named executive officers receiving the greatest number of votes cast for such frequency will be considered by our Board as the stockholders' recommendation as to the frequency of future stockholder advisory votes on the compensation of our named executive officers. However, the outcome of this vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers is advisory and not binding on us or our Board. Accordingly, our Board may choose to hold the advisory vote on the compensation of our named executive officers on a more or less frequent basis than the frequency recommend by stockholders. Nevertheless, our Board will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR.

 AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant, Marino, Peiffer, Rahemtulla and Wickham, and is chaired by Mr. Peiffer. Each of Messrs. Staley, Packard, Sturdivant, Peiffer and Wickham are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE, but Messrs. Marino and Rahemtulla who were appointed to the Audit Committee prior to our IPO are not independent within the meaning of these provisions because of their affiliations with Aurora Capital Group and Ares, respectively. In accordance with Rule 10A-3 under the Exchange Act and the listing standards of the NYSE, by May 5, 2011, all of our Audit Committee members will be independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm's services.

        The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2010 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm four times during 2010.

        The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm's judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", as amended by SAS No. 89, "Audit Adjustments" and SAS No. 90, "Audit Committee Communications", as adopted by the PCAOB, and Rule 2-07 of Regulation S-X.

        Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant's communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm's independence with management and the independent registered public accounting firm.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm, the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

        This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE
Jack O. Peiffer (Chairman) James D. Staley James L. Packard Donald W. Sturdivant Michael Marino Nav Rahemtulla Michael W. Wickham

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Proposal 4)

        Ernst & Young LLP served as our independent registered public accounting firm for 2010, and has served as our independent registered public accounting firm since 2004. A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2011, subject to stockholder ratification at our Annual Meeting.

        The Audit Committee Charter does not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Ernst & Young LLP, but still may retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Fees billed to us by Ernst & Young LLP for the years ended December 31, 2010 and 2009 were as follows:

Audit Fees

        The aggregate fees billed for the audit of our 2010 and 2009 annual financial statements, for the services provided in connection with our IPO and for services in connection with statutory and regulatory filings or engagements, including services related to the review of financial statements on a quarterly basis prior to our becoming a public company, were $1,481,323 and $242,873, respectively.

Audit-Related Fees

        There were no fees billed by Ernst & Young LLP for 2010 or 2009 for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements that are not reported under the caption "Audit Fees."

Tax Fees

        The aggregate fees billed for tax services for 2010 and 2009 were $110,175 and $83,319 respectively. These fees relate primarily to corporate income tax return preparation services.

All Other Fees

        There were no other fees billed by Ernst & Young LLP for 2010 or 2009.

        The Audit Committee considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services was compatible with maintaining Ernst & Young LLP's independence. All services performed in connection with the fees reported under the headings Audit- Related Fees and Tax Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NYSE reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2010, our directors and named executive officers complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

        A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2012 must be received by us at our corporate offices, directed to the attention of the Corporate Secretary, no later than December 1, 2011. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 14, 2012 in the case of our 2012 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2012 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Corporate Secretary, no later than February 4, 2012 and no earlier than January 5, 2012 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Corporate Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

        We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We have retained Registrar & Trust to serve as the inspector of election for our Annual Meeting. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

OTHER MATTERS

        Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310.

 ANNUAL REPORT

        We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2010, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

By order of our Board of Directors, Douglas Dynamics, Inc.
/s/ ROBERT MCCORMICK Robert McCormick Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin
March 30, 2011

        We will furnish to any stockholder, without charge, a copy of our 2010 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310. The Form 10-K can also be viewed or requested on our website (www.douglasdynamics.com).

X ANNUAL MEETING OF STOCKHOLDERS MAY 4, 2011 Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. DOUGLAS DYNAMICS, INC. PROXY DOUGLAS DYNAMICS, INC. The undersigned hereby appoints James Janick and Robert McCormick, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of Douglas Dynamics, Inc. (the “Company”), to be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, on Wednesday, May 4, 2011, at 2:00 PM, local time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. ____________________________________________________ ____________________________________________________ ____________________________________________________ PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. 6820 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 4, 2011: The Douglas Dynamics, Inc. proxy statement for the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders are available at: http://ir.douglasdynamics.com/index.cfm With- For All For hold Except INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write the name(s) of the nominee(s) in the space provided below. 1. The election as directors of all nominees listed (except as marked to the contrary below): Jack O. Peiffer James D. Staley Michael W. Wickham 2. Advisory vote to approve the compensation of our named executive officers. 3. Advisory (non-binding) proposal on the frequency of stockholder votes on the compensation of our named executive officers. 4. The ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011. Any such other matters as may properly come before the meeting, or any adjournments or postponements thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 4 AND FOR 1 YEAR FREQUENCY ON PROPOSAL 3. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholders of record. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 4 and FOR 1 year on Proposal 3. ` One Two Three Year Years Years Abstain For Against Abstain For Against Abstain